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                                                                        EX-99.B5

                                                                       Exhibit 5

                      The Finance Company of Pennsylvania
                               226 Walnut Street
                            Philadelphia, PA  19106


Charles E. Mather III, President                                  (215) 351-4778
Wm. Richard Gordon, Secretary-Treasurer
Thomas J. McGinty, Assistant Secretary-Treasurer


                               February 25, 1987


Cooke & Bieler, Inc.
1435 Walnut Street
Philadelphia, Pennsylvania  19102


                 We herewith confirm our agreement with you as follows. The following reflects amendments to our Investment Advisory Contract dated February 4, 1986 and restates such Contract, as so amended, in its entirety.

                 We desire to employ our capital by investing and reinvesting the same in securities of the type and in accordance with the policies and limitations specified in our registration statement, Articles of Incorporation and By-Laws, as they may be amended from time to time, copies of each of which we have previously given you, and in such manner and to such extent as may from time to time be approved by our Board of Directors. We desire to employ you in the capacity of an investment adviser to supervise and assist us in the portfolio management of our business as indicated below.

                 You will advise us with a view to safeguarding and increasing principal and with due regard to income requirements. You will prepare tabulations of the securities and review them at regular intervals and your officers and the members of your staff will be available for consultation. You will, upon request, as
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well as at regular intervals, prepare and submit valuations of our portfolio.
You will also furnish, when you think it appropriate or upon request, memoranda and statistical data in connection with our account. Any final decisions with regard to our investments will, of course, rest with us.

                 Subject to the approval of our officers and/or Board of Directors, you may select as broker for purchases and sales of portfolio securities those persons, partnerships or corporations who, in your best judgment, should so act as broker.

                 For your services under this Contract you are to receive from the Company a fee at the rate of one half of one percent (.5%) per annum, payable to you monthly on the last day of each month, said fee to be computed upon the value of the assets of the Company which you are managing ("Portfolio Value") at the end of the month immediately preceding the date of the payment. Portfolio Value shall equal the market value of the securities held in the Company's investment portfolio computed by the Company in the same manner as used by it for the purpose of redeeming its shares, less (a) the value of the holdings of the Company at the applicable dates in PNC Financial Corp., Pennsylvania Warehousing & Safe Deposit Company, and their successors, and of United States Treasury Notes and Bonds; (b) the value of holdings of the Company at the applicable dates in such other companies as may from time to time be agreed upon by you and the Company; and (c) the amount of any accrued liability for the payment of taxes on the net gains from the sales of the Company's portfolio securities. In any event, the amount payable for any month shall not exceed one-twelfth (1/12) of one half of one percent (.5%) of the Portfolio Value at the end of the month immediately preceding the date of the payment. Your compensation for the period from the effective date hereof to the last day of April 1987 shall be prorated according to the proportion which such period bears to the full month, such compensation for the period from the end of the last month prior to such termination to the date of termination shall be prorated accordingly.

                 This Contract shall continue until April 30, 1988, and thereafter shall continue automatically for successive annual periods ending April 30 of each year, provided that such continuance is specifically approved at least annually by our Board of Directors or by vote of a majority of our outstanding





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voting securities (used herein as defined in the Investment Company Act of
1940) and provided that any such continuance is approved by the vote of a majority of our directors, who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Contract may be terminated at any time, without the payment of any penalty, by our Board of Directors or by vote of a majority of our outstanding voting securities on sixty days' written notice to you, or by you on sixty days' written notice to us, and it shall be automatically terminated in the event of its assignment (as defined in said
Act).

                 This Contract may not be transferred, assigned, sold or in any manner hypothecated or pledged by you, but it may be amended by agreement between us when authorized by the affirmative vote of a majority of all the shares of our capital stock at the time outstanding and entitled to vote.

                 This Contract shall be effective upon the approval of a majority of the Company's outstanding voting securities, assuming such approval is obtained prior to April 30, 1987.

                 If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                           Very truly yours,

                                           THE FINANCE COMPANY OF PENNSYLVANIA




                                           By: /s/ Charles E. Mather III
                                              --------------------------------
                                              President

Accepted:

COOKE & BIELER, INC.

By: /s/ John J. Medveckis
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   Vice President and Director